Exhibit 10.1

NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (the “Agreement”) is made and entered into on March 23, 2017, by and among American Electric Technologies, Inc., a Florida corporation with its principal place of business located at 1250 Wood Branch Park Dr., Houston, Texas (“AETI”), M&I Electric Industries, Inc., a Texas corporation with its principal place of business located at 4775 South Martin Luther King, Jr. Parkway, Beaumont, Texas (“M&I”), South Coast Electric Systems, LLC, a Delaware limited liability company with its principal place of business located at 4775 South Martin Luther King, Jr. Parkway, Beaumont, Texas (“SCES”), and HD Special-Situations III, LP, a Delaware limited partnership (the “Lender”).

Recitals

A.    To the extent applicable, AETI, M&I and SCES (each sometimes referred to individually as a “Borrower” and collectively as the “Borrowers”) and the Lender are executing and delivering this Agreement in reliance upon the exemptions from securities registration afforded by (i) the provisions of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), and/or (ii) Section 4(a)(2) under the 1933 Act.

B.     In a closing (the “Closing”) as herein described, the Lender desires to purchase from the Borrowers, and the Borrowers desire to jointly issue and sell to the Lender, upon the terms and conditions stated in this Agreement, a Senior Secured Term Note in the form of the attached Exhibit A in the principal amount of $7,000,000.00 (the “Note”).

C.    At the Closing, each Borrower is also executing and delivering to the Lender the appropriate Security Agreement in the form of the attached Exhibit B-1, Exhibit B-2 or Exhibit B-3 (each a “Security Agreement;” collectively, the “Security Agreements”) pursuant to which each Borrower agrees to secure all of its obligations under the Note and the other Closing Documents (as defined below) with a first-priority or, in certain cases, a second or lesser priority security interest (as specified in its Security Agreement), in all existing and hereafter acquired personal property assets owned by that Borrower, subject to any exclusions specified in its Security Agreement.

D.    At the Closing, M&I is also executing and delivering to the Lender a Deed of Trust, Security Agreement and Assignment of Leases and Rents in the form of the attached Exhibit C (the “Deed of Trust”) pursuant to which M&I agrees to secure all of its obligations under the Note and the other Closing Documents by mortgaging M&I’s interest in the real property located at 4775 South Martin Luther King, Jr. Parkway, Beaumont, Texas (the “Owned Property”).

E.    At the Closing, the Borrowers are also executing and delivering to the Lender an Environmental Indemnity Agreement in the form attached as Exhibit D (the “Environmental Agreement”) with respect to the Owned Property.

Agreements

NOW, THEREFORE, in consideration of their respective promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Purchase and Sale of the Note.

(a)    Purchase and Sale of the Note. At the Closing, the Lender agrees to purchase the Note from the Borrowers, and the Borrowers agree to jointly issue and sell the Note to the Lender. The purchase price for the Note (the “Purchase Price”) shall be $7,000,000.00. The net amount of the Purchase Price shall be disbursed to AETI as specified in the document attached as Exhibit E (the “Disbursement Instructions”). Out of the Purchase Price there shall be paid at Closing (i) non-refundable, pre-paid, pro-rated interest payable to the Lender as provided in the Note, (ii) a non-refundable origination fee in the amount of $70,000.00 payable to the Lender, (iii) an administrative fee of $5,000.00 payable to the Lender and (iv) such other amounts, including the reasonable and customary fees and expenses of the Lender and First American Title Company (the “Title Company”), as may be included in the Disbursement Instructions or any other agreement entered into with the Title Company. All disbursements listed in the Disbursement Instructions shall be made as specified therein.

(b)    The Closing. The date of the Closing (the “Closing Date”) shall be March 23, 2017, or such other date as the parties may mutually agree in writing. On or before the Closing Date, the Borrowers shall deliver to the Escrow Agent (as defined in the Escrow Agreement in the form attached as Exhibit F (the “Escrow Agreement”)) and/or the Title Company, as appropriate, originals of the following items (collectively, the “Closing Documents”): (i) this Agreement, (ii) the Note, (iii) the Security Agreements, (iv) the Deed of Trust, (v) the Environmental Agreement, (vi) the Disbursement Instructions, (vii) the Escrow Agreement and (viii) such other agreements or items as may be required by this Agreement or any of the other documents specified herein, with each of the foregoing duly authorized and executed by the appropriate Borrower and/or any other parties thereto (other than the Lender). On or before the Closing Date, the Lender shall deliver to the Escrow Agent and/or the Title Company, as appropriate, executed originals of those Closing Documents that are to be signed by the Lender.

(c)    Payment and Document Delivery. The Lender shall pay the Purchase Price by wire transfer of immediately available funds in United States Dollars, to be deposited into an escrow account established by the Title Company. The Title Company shall be responsible for disbursement of the Purchase Price in accordance with the terms of the Disbursement Instructions. The Escrow Agent and/or the Title Company shall be responsible for delivery of the Closing Documents to the Lender and the Borrowers in accordance with the terms of the Escrow Agreement and/or any agreement entered into with the Title Company, to the extent applicable.

2.    The Lender’s Representations and Warranties. As of the Closing Date, the Lender represents and warrants to each of the Borrowers as follows:

(a)    Investment Purposes; Compliance With 1933 Act. The Lender is purchasing the Note for its own account for investment only and not with a view towards, or in connection with, the public sale or distribution thereof, except pursuant to sales registered, or exempt from registration, under the 1933 Act and applicable state securities laws. The Lender does not by its representations in this paragraph agree to hold the Note for any minimum or other specific period of time, and reserves the right to dispose of the Note at any time in accordance with the terms thereof and this Agreement.

(b)    Accredited Investor Status. The Lender is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D. The Lender has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investments being made pursuant to this Agreement. The Lender (i) understands that its investment in the Note involves a high degree of risk, (ii) is aware that it may be required to bear the economic risk of its investment for an indefinite period of time and (iii) is able to bear such risk, including the loss of principal.

(c)    Reliance on Exemptions. The Lender understands that the Note is being offered and sold to it in reliance on specific exemptions from the registration requirements of applicable federal and state securities laws, and that the Borrowers are relying upon the truth and accuracy of, and the Lender’s compliance with, the representations, warranties and agreements of the Lender set forth herein in order to determine the availability of such exemptions and the eligibility of the Lender to acquire the Note.

(d)    Information. The Lender and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Borrowers and the offer and sale of the Note that have been reasonably requested by the Lender. The Lender and its advisors, if any, have been afforded the opportunity to ask all questions of the Borrowers’ management as they have in their discretion deemed advisable. The Lender has sought such accounting, legal and tax advice as it has considered necessary to an informed investment decision with respect to its investment in the Note.

(e)    No Government Review. The Lender understands that no United States federal or state agency or any other government or governmental agency has approved or made any recommendation or endorsement of the Note or the fairness or suitability of an investment in the Note, nor have such authorities passed upon or endorsed the merits of the offering of the Note.

(f)    Transfer or Resale. The Lender understands that (i) the Note has not been registered under the 1933 Act or any state securities laws and may not be offered for sale, sold or otherwise transferred unless either (A) subsequently registered thereunder or (B) such offer, sale or other transfer is in compliance with Section 6 below and (ii) no Borrower, nor any other individual or entity, is under any obligation to register the Note under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(g)    Legend. The Lender understands that the Note shall bear a restrictive legend in substantially the following form (the “Legend”):

THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE (COLLECTIVELY, THE “LAWS”). THE SECURITY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF EITHER (I) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITY UNDER THE APPLICABLE LAWS OR (II) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER, IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE ISSUER, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE APPLICABLE LAWS.

(h)    Authorization; Enforcement. Those Closing Documents to be signed by the Lender have been duly and validly authorized, executed and delivered by it and are each valid and binding agreements of the Lender enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally.

(i)    Organization. The Lender is a limited partnership duly organized and existing in good standing under the laws of the state of Delaware and has the requisite power to own its properties and to carry on its business as now being conducted.

(j)    Brokers. The Lender has not taken any action that would give rise to any claim by any individual or entity for brokerage commissions, finder’s fees or similar payments relating to this Agreement and the transactions contemplated hereby other than as set forth in the Disbursement Instructions. The Lender acknowledges that no broker or finder was involved with respect to the transactions contemplated hereby other than as set forth in Schedule 3(j) (referred to below) or the Disbursement Instructions.

3.    The Borrowers’ Representations and Warranties. As of the Closing Date, each of the Borrowers represents and warrants to the Lender, jointly and severally, as follows:

(a)    Organization and Qualification. Each Borrower (i) is duly organized and existing in good standing under the laws of its state of formation and (ii) has the requisite power to own its properties and to carry on its business as now being conducted and is duly registered as a foreign corporation and is in good standing in every jurisdiction (other than its state of formation) in which the nature of its business makes such registration necessary and where the failure to so register would reasonably be expected to have a Material Adverse Effect. As used herein, “Material Adverse Effect” means any material and adverse effect on (i) the assets, liabilities, sales, financial condition, business, operations, affairs, circumstances or prospects of AETI and its subsidiaries (taken as a whole) from those reflected in the Financial Information (as defined below) or from the facts represented or warranted in any of the Closing Documents (it being recognized by the Lender, however, that projections as to future events are not to be viewed as facts and that actual results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that no Borrower makes any representation that such projection will be realized), (ii) the ability of the Borrowers to carry out their businesses as they are being conducted, or are proposed to be conducted, at the Closing, (iii) the ability of the Borrowers (taken as a whole) to meet their obligations under any of the Closing Documents on a timely basis or (iv) the rights and remedies of the Lender under any of the Closing Documents. As of the Closing Date, (i) 100% of M&I’s outstanding equity interests are owned by AETI, (ii) 100% of SCES’ outstanding equity interests are owned by M&I, (iii) AETI has no subsidiaries other than M&I and a 100% equity interest in M&I Electric Brazil Sistemas e Servcios en Energia LTDA (“M&I Brazil”), (iv) M&I has no subsidiaries other than SCES and (v) SCES has no subsidiaries. No Borrower is a party to any joint venture with any individual or entity except that M&I holds (A) a 40% joint venture interest in BOMAY Electric Industries Company, Ltd. (“BOMAY”) pursuant to the Equity Joint Venture Contract with Baoji Oilfield Machinery Co., Ltd. and AA Energies, Inc. dated March 3, 2006, and any amendments thereto, and (B) a 41% joint venture interest in M & I Electric Far East PTE Ltd. (“MIEFE”) pursuant to the Joint Venture Agreement with Oakwell Engineering Limited dated December 3, 1994, and any amendments thereto, copies of which have been provided to the Lender by the Borrowers.

(b)    Authorization; Enforcement. Each Borrower has the requisite corporate or limited liability company (as the case may be) power and authority to (i) issue and sell the Note in accordance with the terms hereof and (ii) enter into and perform its obligations under those Closing Documents to which it is a party. Each Borrower’s execution, delivery and performance of those Closing Documents to which it is a party and its consummation of the transactions contemplated thereby has been duly authorized in accordance with the current version of its formation document and the current version of its bylaws or operating agreement, as applicable (collectively, the “Organizational Documents”) and no other consent or authorization of a Borrower, its officers, directors, shareholders, managers, members, or any other individual or entity, is required in connection therewith, except as expressly stated herein. Each Closing Document to which a Borrower is a party has been duly and validly authorized, executed and delivered by it and constitutes its valid and binding obligation enforceable against it in accordance with the terms of that Closing Document, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally.

(c)    Outstanding Debt. Other than the Note, the Existing Debt (as defined in Section 4(d) below), or as set forth on the attached Schedule 3(c), there are no outstanding debt instruments of any Borrower.

(d)    No Integrated Offering. No Borrower, nor any of its Affiliates (as defined in paragraph (l) below), nor any individual or entity acting on a Borrower’s behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances which would prevent the parties hereto from consummating the transactions contemplated hereby pursuant to an exemption from registration under the 1933 Act.

(e)    No Defaults, Violations or Required Consents. Each Borrower has previously furnished to the Lender true and correct copies of its Organizational Documents, in each case as in effect on the Closing Date. Except as set forth on the attached Schedule 3(e), no Borrower is (i) in violation of its Organizational Documents or (ii) in default (and no event has occurred which, with notice or lapse of time or both, would put it in default) under any Material Contract (as defined paragraph (p) below), nor has there occurred any event giving any individual or entity (with notice or lapse of time or both) any rights of termination, acceleration or cancellation of, any Material Contract or any other agreement or other instrument to which that Borrower is a party, except for defaults or rights as would not, in the aggregate or individually, reasonably be expected to have a Material Adverse Effect. Each Borrower has obtained all consents, authorizations, approvals, and certificates (the lack of which would have a Material Adverse Effect) in order for it to execute, deliver and perform any of its obligations under the Closing Documents in accordance with the terms thereof.

(f)    Financial Information. The Borrowers have made available to the Lender (i) audited consolidated financial statements of AETI for the fiscal year ended 2015, and (ii) unaudited consolidated financial statements of AETI for the period ended February 28, 2017 (collectively, the “Financial Information”). The Financial Information (i) has been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved except (A) as may be otherwise indicated in the Financial Information or (B) in the case of interim statements, to the extent they may exclude footnotes or may be condensed or summary statements and (ii) fairly presents in all material respects the financial position of AETI as of the dates thereof and the results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments), it being recognized by the Lender, however, that projections as to future events are not to be viewed as facts and that actual results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that no Borrower makes any representation that such projection will be realized. Except as set forth in the Financial Information or the attached Schedule 3(f), a Borrower has no liabilities, contingent or otherwise, other than liabilities incurred in the ordinary course of business subsequent to February 28, 2017, which, individually or in the aggregate, are not materially adverse to the financial condition, business, operations, properties, operating results or prospects of that Borrower. No information as to a Borrower that has been provided by or on behalf of any Borrower to the Lender contains any untrue statement of a material fact or omits to state any material fact required to be stated therein in order to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

(g)    Absence of Certain Changes; Bankruptcy. From the date of the latest Financial Information through the Closing Date, there has been no Material Adverse Effect. No Borrower has taken any steps, or currently has any reasonable expectation of taking any steps, to seek protection pursuant to any bankruptcy law, nor does any Borrower have any knowledge that its creditors intend to initiate involuntary bankruptcy proceedings.

(h)    Absence of Litigation. Except as set forth on the attached Schedule 3(h), there is no action, suit, proceeding, inquiry or investigation before or by any court, arbitrator, public board or Governmental Authority pending or, to the knowledge of any Borrower, threatened against or affecting any Borrower wherein an unfavorable decision, ruling or finding would be reasonably expected to have a Material Adverse Effect or which would be reasonably expected to materially and adversely affect the validity or enforceability of, or the authority or ability of any Borrower to perform its obligations under, any of the Closing Documents.

(i)    Corrupt Business Practices. No Borrower, nor any officer, director, shareholder, manager, member, employee or agent of any Borrower, nor, to any Borrower’s knowledge, any other individual or entity acting on behalf of any Borrower has, in the course of his, her or its actions, (i) used any Borrower’s assets for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, or (iii) made, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment (from a Borrower’s funds or otherwise) to any foreign or domestic government official or employee.

(j)    Brokers; No General Solicitation. No Borrower has taken any action that would give rise to any claim by any individual or entity for brokerage commissions, finder’s fees or similar payments relating to this Agreement and the transactions contemplated hereby other than as set forth on the attached Schedule 3(j) or as set forth in the Disbursement Instructions. No Borrower, and no other individual or entity, has conducted any “general solicitation,” as described in Rule 502(c) under Regulation D, with respect to the Note.

(k)     Status of Real Property and Other Assets.

(i)    The Owned Property in the only real property that is owned by any Borrower. The Owned Property is not subject to any lease, sublease, or tenancy and M&I has good and indefeasible title to the Owned Property, free of all liens and encumbrances except for “Permitted Liens” as defined in M&I’s Security Agreement. The attached Schedule 3(k) sets forth a complete list of all leases by any Borrower (each, a “Lease”) as lessee of any real property (the “Leased Property”). The Borrowers have provided the Lender with all documentation listed on Schedule 3(k) which is true and correct in all material respects, and such documentation is the complete agreement of the parties to each Lease in all material respects. Each Lease is in full force and effect and the applicable Borrower has undisturbed possession of the Leased Property. There is no material default on the part of any party to any Lease or any event or condition which (with notice or lapse of time, or both) would constitute a material default under any Lease. There are no lawsuits or proceedings at law or in equity, in arbitration, or before any Governmental Authority, that are pending or, to the knowledge of any Borrower, threatened against the Owned Property or any Leased Property which would in any way materially and adversely affect the right to use the Owned Property or the right to use any Leased Property pursuant to its Lease.

(ii)    Except for Permitted Liens (as defined in the Security Agreements) or as otherwise described in the applicable Security Agreement or Schedule 3(k), each Borrower has good and marketable title to, or valid right to use, each of those assets that is material to its business, free and clear of all liens, claims, restrictions and other encumbrances.

(l)    Affiliate Transactions. As to each existing agreement or transaction between a Borrower and any Affiliate of that Borrower (other than another Borrower), the terms of that agreement or transaction are consistent with market rates in effect at the time the agreement or transaction was entered into; provided, however, that this provision shall not apply to (i) transactions between or among the Borrowers, (ii) loans or advances to employees, officers, managers, members, shareholders, directors or agents that are permitted under Section 4(aa) hereof, (iii) customary director, officer and employee compensation and severance (including bonuses) and other benefits (including retirement, health, stock options and other benefit plans) in the ordinary course of business, (iv) Distributions permitted under Section 4(k) hereof, (v) transactions which would not, individually or in the aggregate, exceed $10,000 in any fiscal year, except on terms consistent with market rates in effect at the time, (vi) transactions permitted under Section 4(jj) hereof, and (vii) increases in the salary or consideration payable to any Affiliate from that paid on the Closing Date, so long as (A) the Affiliate is entitled to such increase pursuant to a written agreement that was in effect on the Closing Date or (B) such increase was specified in a Budget. For purposes of this Agreement, the term “Affiliate” means, with respect to a specific individual or entity, any other individual or entity that directly or indirectly controls, or is controlled by, or is under common control with, the specified individual or entity. For purposes of that definition, “control,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such individual or entity, whether through the ownership of voting equity, by contract or otherwise.

(m)     Insurance. Each Borrower’s insurance coverage with respect to its properties, assets and business is reasonable and customary for entities engaged in similar lines of business in its geographic region and is in full force and effect. Such coverage includes (i) general liability insurance of at least $2.0 million, with a $10.0 million umbrella policy, and (ii) property and casualty insurance in an amount at least equal to the Owned Property Appraised Value (as defined below).

(n)     Solvency. Each Borrower is solvent as of the Closing Date and shall not become insolvent as a result of the consummation of the transactions contemplated by this Agreement. After giving effect to the transactions contemplated by this Agreement, each Borrower (i) shall be able to pay its debts as they become due and its property shall have a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) and (ii) shall have adequate capital to carry on its businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud any Borrower’s present or future creditors.

(o)    Licenses and Governmental Compliance. Except as described on the attached Schedule 3(o), each Borrower’s business and the Owned Property and the Leased Property are being operated in material compliance with all applicable laws, ordinances and regulations of every federal, state, county, municipal or other governmental authority or quasi-public authority (including, but not limited to, any taxing authority and those with respect to environmental and consumer protection matters) having jurisdiction over its assets or operations (each a “Governmental Authority;” collectively, the “Governmental Authorities”), except for possible violations which neither singly nor in the aggregate would reasonably be expected to have a Material Adverse Effect. Except as described on Schedule 3(o), each Borrower is in good standing with all applicable Governmental Authorities and holds all permits, licenses, approvals or other authorizations from such Governmental Authorities as are reasonably necessary or appropriate for the operation of its businesses, its Owned Property and/or its Leased Property.

(p)    Status of Material Contracts. As to each of those agreements to which a Borrower is currently a party which, if terminated or placed in default, would reasonably be expected to have a Material Adverse Effect (a “Material Contract”), the Borrowers represent and warrant that, except as described on the attached Schedule 3(p), (i) no termination or default has been declared by that Borrower or any other party thereto, (ii) to the Borrowers’ knowledge, no event has occurred which, with notice or lapse of time or both, would result in a termination or default thereunder, and (iii) a Borrower’s execution and delivery of, and performance under, any Closing Document to which it is a party will not result in the termination of, or a default under, any Material Contract.

(q)    Material Intellectual Property. Each Borrower owns or has the right to use all of the patents, trademarks, service marks, copyrights, trade secrets, know-how and other intellectual property that is material to that Borrower’s business, the loss of which could reasonably be expected to have a Material Adverse Effect.

(r)     No Investment Company; Other Restrictions. No Borrower is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any federal, state or local statute or regulation limiting its ability to incur indebtedness. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the U.S. Federal Reserve System (the “Board”). None of the net Purchase Price will be used to purchase or carry margin stock, extend credit to others to purchase or carry margin stock, or in any other manner that will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other regulation of the Board.

(s)    Industry Certifications. As of the Closing, the Borrowers hold the third party industry certifications listed on the attached Schedule 3(s).

(t)    Series A Convertible Preferred Stock. JCH Crenshaw Holdings, LLC (“Crenshaw”) is the sole owner of AETI’s Series A Convertible Preferred Stock (the “Preferred Stock”) and no material default by AETI as to any of its representations, warranties or covenants in the Securities Purchase Agreement by and between AETI and Crenshaw dated as of April 13, 2012, is currently in existence or is reasonably expected to occur.

4.    Covenants of the Parties.

(a)    Commercially Reasonable Efforts. Each party shall use commercially reasonable efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 below. No party shall intentionally perform or fail to perform any act that, if performed or omitted to be performed, would prevent or excuse the performance of this Agreement or any of the transactions contemplated hereby.

(b)    Expense Reimbursement. Upon receipt from the Lender of adequate documentation, the Borrowers agree, jointly and severally, to (i) pay, or reimburse the Lender for, all reasonable actual out-of-pocket fees and expenses (including business, accounting, legal, appraisal and post-Closing monitoring) incurred by the Lender in connection with this Agreement and the other Closing Documents and any amendments thereto, regardless of whether they are incurred before or after the Closing (collectively, the “Expenses”), (ii) pay all filing fees required in connection with the transactions contemplated by the Closing Documents and (iii) provide advances against the Expenses in such amounts as the Lender may reasonably request from time-to-time. The Lender acknowledges that $40,000.00 (the “Expense Deposit”) has been received on behalf of the Borrowers to be applied toward the Expenses. Any unused portion of the Expense Deposit shall be returned to the Borrowers within ten (10) days after written request. The obligations in this paragraph shall survive the termination of this Agreement and the payment of the Note.

(c)    Status; Taxes. Until the Obligations (as defined in the Security Agreements) have been paid in full, each Borrower shall (i) be duly qualified as a foreign entity and in good standing in every jurisdiction (other than its state of formation) in which the nature of its business makes such qualification reasonably necessary and where the failure to so qualify would reasonably be expected to have a Material Adverse Effect, (ii) maintain its existence in good standing in its state of formation, (iii) not change its name unless it gives at least thirty (30) days prior written notice of such change to the Lender and (iv) pay all taxes before they become delinquent, except for taxes that are reasonably disputed or which, if not paid, would not reasonably be expected to have a Material Adverse Effect.

(d)    Use of Proceeds. The Borrowers shall use the net Purchase Price only (i) to repay the indebtedness (including any accrued and unpaid interest thereon) described on the attached Schedule 4(d) (the “Existing Debt”) or (ii) for working capital and general business purposes.

(e)    Restrictions on Debt Payments. Until the Obligations have been paid in full, a Borrower shall not make, nor shall it cause or allow any subsidiary to make, any payment on or with respect to any debt in existence on the Closing Date except (i) as specified in paragraph (d) above, (ii) trade payables, purchase money debt, capital leases and other obligations incurred in the ordinary course of business, (iii) any debt that is subordinated to the Note (provided that such debt is paid in accordance with any subordination or other agreement entered into with the Lender with respect thereto), (iv) debt owed from one Borrower to another Borrower, (v) any debt that is listed on Schedule 4(aa), or (vi) any debt that is listed on Schedule 3(c) or is otherwise secured by Permitted Liens or liens that are otherwise permitted by that Borrower’s Security Agreement.

(f)    Creation of Post-Closing Debt. Subject to Section 4(jj) hereof, until the Obligations have been paid in full, after the Closing Date no Borrower shall incur, nor shall it cause or allow any subsidiary to incur, any debt unless such debt (i) is non-amortizing, not currently payable, subordinated to the Note by a subordination or other agreement on terms reasonably acceptable to the Lender, and has a maturity date that is at least ninety-one (91) days after the maturity date of the Note, (ii) consists solely of trade payables, purchase money debt that is approved in writing by the Lender (which approval shall not be unreasonably withheld, conditioned or delayed), capital leases approved in writing by the Lender (which approval shall not be unreasonably withheld, conditioned or delayed) or other obligations incurred in the ordinary course of business or (iii) is due and owing to the Lender.

(g)    Minimum Monthly Cash, Revenue, EBITDA, DSCR and Debt/EBITDA Ratio. Until the Obligations have been paid in full, beginning on the first day of the month in which the Closing Date occurs and as of the first day of each calendar month thereafter, AETI, on a consolidated basis, shall (i) maintain an average minimum balance of cash and cash equivalents, (ii) maintain minimum monthly revenue calculated on a trailing three-months basis, (iii) maintain minimum monthly earnings before interest, taxes, depreciation, stock-based compensation, Distributions (as defined below) on the Preferred Stock, and amortization (“EBITDA”) calculated on a trailing three-months basis, (iv) maintain a minimum monthly debt-service coverage ratio (“DSCR”) and (v) not exceed a maximum debt/EBITDA ratio, in each case as set forth on the attached Schedule 4(g) for the month specified (subject to periodic increase pursuant to paragraph (h)(iv) below). For purposes of Schedule 4(g), DSCR shall mean AETI’s consolidated trailing twelve-month EBITDA divided by its trailing twelve-month interest expense. For purposes of Schedule 4(g), “debt/EBITDA ratio” shall mean, as of any date, an amount equal to the current balance of the Note plus any accrued and unpaid interest thereon divided by AETI’s consolidated trailing twelve-month EBITDA.

(h)    Financial and Other Information. Until the Obligations have been paid in full:

(i)    Within fifteen (15) business days after the end of each calendar month, the Borrowers shall provide the Lender with a report, electronically or in writing, that includes (A) a listing of all of the Ratio Collateral (as defined in paragraph (l) below) as of the end of such calendar month, (B) an unaudited consolidated balance sheet with respect to AETI as of the end of such calendar month, and related unaudited consolidated statements of income, shareholders’ equity and cash flow with respect to AETI for such calendar month, setting forth in each case in comparative form corresponding figures for the preceding fiscal year and comparisons to budgets prepared by the Borrowers, (C) AETI’s consolidated trailing twelve-month revenue and EBITDA and (D) such other financial or business information with regard to the Borrowers and/or any subsidiary thereof as the Lender may reasonably request, all in a format that is mutually agreeable to the Borrowers and the Lender. The monthly statements shall be accompanied by a certificate from AETI’s principal financial officer and/or principal executive officer certifying that (A) the monthly financial statements are accurate in all material respects, (B) each Borrower is in compliance with each covenant set forth in the Closing Documents that applies to it, (C) no Event of Default has occurred with respect to the Note and (D) no event of default has occurred with respect to any indebtedness of any Borrower in favor of banks, other financial institutions or third party lenders, or if such is not the case, specifying such non-compliance, Event of Default or other event of default and the steps being taken to remedy the same. The monthly statements shall be accompanied by (A) a brief discussion and analysis of any material and adverse changes in the Borrowers’ financial condition and/or results of operations compared to the prior month and (B) a description of any pending or, to any Borrower’s knowledge, threatened material litigation or other legal action involving a Borrower or any of its subsidiaries.

(ii)    Unless otherwise notified by the Lender, during each calendar month the Borrowers shall hold a review meeting (or teleconference) with the Lender at a mutually agreeable place and time.

(iii)    Within ninety (90) days after the end of each fiscal year (or when furnished to any officer, director, shareholder, member, manager, lender or other third party, if earlier), the Borrowers shall provide the Lender with a report that includes a consolidated balance sheet with respect to AETI as of the end of such fiscal year and related consolidated statements of income, shareholders’ equity and cash flow with respect to AETI for such fiscal year, with accompanying notes. Beginning with AETI’s fiscal year 2017 and continuing for all subsequent years, such report shall be audited by Ham, Langston & Brezina LLP or any other auditor reasonably acceptable to the Lender. Each report shall be accompanied by corresponding figures for the preceding fiscal year in a form reasonably satisfactory to the Lender.

(iv)    At least forty-five (45) days prior to the commencement of each fiscal year (commencing with fiscal year 2019), the Borrowers shall provide the Lender with a comprehensive annual budget (the “Budget”), which shall include annual consolidated and consolidating budgets prepared on a monthly basis for AETI for such fiscal year (displaying anticipated statements of income, shareholders’ equity, changes in financial position and balance sheets and containing such internal narrative as is appropriate). In addition, the Budget shall include a capital expenditure plan which shall be presented to each Borrower’s management for approval within forty-five (45) days prior to the commencement of each fiscal year. Each Budget and capital expenditure plan, and any changes thereto, shall be subject to the approval of the Lender, which approval shall not be unreasonably withheld, conditioned or delayed. Based on the above information, at the appropriate time the Lender shall provide the Borrowers with a revised Schedule 4(g) for the fiscal year 2019.

(v)    All financial reporting provided to the Lender shall be prepared in accordance with GAAP consistently applied in the period covered thereby and shall be in a form reasonably satisfactory to the Lender.

(i)    Capital Expenditures. Until the Obligations have been paid in full, without the written consent of the Lender (which consent shall not be unreasonably withheld, conditioned or delayed), a Borrower shall not, nor shall any Borrower cause or allow any subsidiary to, make any expenditures for fixed or capital assets if, after giving effect thereto, the aggregate of all such expenditures among the Borrowers and any of their subsidiaries would exceed $1,000,000 during 2017 or any calendar year thereafter (the “Annual CapEx Limit”), in each case net of the cash proceeds received during such time period from the permitted sale of any fixed or capital assets.

(j)    Transfer of Assets; Leasebacks; Management Fees. Until the Obligations have been paid in full, without the written consent of the Lender (which consent shall not be unreasonably withheld, conditioned or delayed), a Borrower shall not, nor shall any Borrower cause or allow any subsidiary to, enter into any arrangements, directly or indirectly, with any individual or entity, whereby that Borrower or its subsidiary shall (i) sell or transfer any asset and then rent or lease (as lessee) that asset for substantially the same purpose or purposes as the asset was used prior to sale or transfer, (ii) pay any management fee or similar type of fee to any individual or entity, or (iii) sell or otherwise transfer any material asset, whether now owned or hereafter acquired, except for (A) the sale, lease or other disposition of inventory in the ordinary course of business, (B) the disposition of cash or liquid investments in the ordinary course of business, (C) dispositions of obsolete or worn-out equipment or other assets in the ordinary course of business, (D) dispositions of assets that a Borrower determines in good faith are no longer used or useful in the business of such Borrower, (E) the abandonment or other disposition of patents, trademarks and copyrights that, in the reasonable judgment of Borrowers, should be replaced or are no longer economically practicable to maintain or useful in the conduct of the business of Borrowers, (F) assignments and licenses of patents, trademarks or copyrights of any Borrower in the ordinary course of business, (G) the disposition of any asset required under applicable law, (H) leases of real or personal property in the ordinary course of business, and (i) the expiration or termination of any lease of real or personal property in the ordinary course of business.

(k)    Dividends, Distributions, Issuances and Redemptions. Until the Obligations have been paid in full, a Borrower shall not (i) declare, authorize or pay any dividend or distribution on any of its equity interests, (ii) purchase, redeem or otherwise acquire for value any of its equity interests, (iii) return any capital to its shareholders or members, (iv) make any distribution of its assets to its shareholders or members or (v) cause or allow any subsidiary to take any of the foregoing actions with respect to its equity interests (collectively, the “Distributions”). As used in this Section, the “equity interests” of AETI shall include (but are not limited to) the Preferred Stock. The foregoing notwithstanding, (i) AETI shall be permitted to pay Distributions on the shares of Preferred Stock that are outstanding at the Closing as provided in the Preferred Stock Letter (as defined below) and (ii) a Distribution by a Borrower to the owners of its equity interests shall be permitted if it is for the sole purpose of providing such owners with funds to pay actual cash federal and/or state taxes arising out of their equity interests in that Borrower and no Event of Default under the Note is continuing or would result therefrom.

(l)    Collateral Coverage Ratio.

(i)    Until the Obligations have been paid in full, the Borrowers shall not at any time permit the collateral coverage ratio (“CCR”), calculated on a trailing three-months basis at orderly liquidation value, to be less than the amount shown on Schedule 4(g) (subject to periodic increase as provided in paragraph (h)(iv) above). For purposes of this paragraph, CCR shall mean, as of any date, an amount equal to the ratio of (A) the sum of (1) non-restricted cash held in account(s) that are subject to a DACA (as defined in paragraph (cc) below), plus (2) non-restricted short-term investments, plus (3) the value of the Eligible Inventory (as defined below), plus (4) the value of the Eligible Accounts Receivable (as defined below), plus (5) the value of the existing equipment (as defined below), plus (6) the value of the Owned Property (collectively, the “Ratio Collateral”), all determined as of the end of each calendar month in which the Note remains outstanding (beginning at Closing) on a consolidated basis in accordance with GAAP and reflected on AETI’s consolidated balance sheet, to (B) the unpaid principal amount of the Note.

(ii)    For purposes of clause (i) above, the term “Eligible Inventory” means the aggregate amount of all inventory valued at the lower of cost or market on an average cost basis net of all promotional or any other allowances or discounts which is at all times owned and held for sale (and not held for lease) by a Borrower and in which at all times the Lender has an enforceable and duly perfected first priority and exclusive security interest and for which no account has arisen; provided, however, that the following shall not constitute “Eligible Inventory”: (A) any inventory which has been shipped, delivered, provided to, purchased or sold by a Borrower on a bill and hold, consignment sale, guaranteed sale, or sale or return or other similar basis, or which has been returned to a Borrower after sale thereof or which the Lender reasonably determines to be other than first quality, defective, unmerchantable, obsolete, slow-moving, or held for more than 180 days, (B) any inventory which is not located in the United States of America, (C) any inventory which consists of packaging, labeling, manuals or supplies or other materials (except raw materials) used or consumed in a Borrower’s business, or consisting of finished goods which for whatever reason do not conform to the order pursuant to which those finished goods were ordered, (D) any inventory which is produced in violation of the Fair Labor Standards Act and is subject to the so-called “hot goods” provisions contained in 29 USC 215(a)(i), or which fails to comply with any standard imposed by any Governmental Authority having authority over the disposition, manufacture, or use of that inventory, (E) any inventory which is covered by a Document (as defined in the applicable Uniform Commercial Code) unless the Document is in the possession and control of the Lender, (F) any inventory which is in the possession of any bailee unless that inventory, together with all proceeds and products thereof, has been described in (1) appropriately signed financing statements naming the bailee as consignee, the applicable Borrower as consignor, and the Lender as assignee of the consignor, having been duly filed (before the bailee receives possession of any such inventory) with all filing officers with whom filing is required in order to perfect the Lender’s security interest therein, and being otherwise in form and substance satisfactory to the Lender, (2) a written notification which shall have been received (within five years before the bailee receives possession of any such inventory) by each holder of a security interest in property of the bailee, and state that the applicable Borrower expects to deliver goods on consignment to the bailee, and (3) a Document which shall have been duly issued by the bailee in the name of the Lender and which shall comply with clause (E) above and otherwise be in form and substance satisfactory to the Lender, (G) any inventory which is in-transit or which, unless in the possession of a bailee and not ineligible under clause (F) above, is located in or upon any real estate that is not owned in fee simple absolute by the applicable Borrower free of all encumbrances except any in favor of the Lender or with respect to which the applicable Borrower does not have exclusive rights of possession under a lease which is reasonably acceptable to the Lender, unless (1) the Lender shall have been granted an enforceable and duly perfected first priority mortgage lien on that real estate pursuant to a writing in form and substance satisfactory to the Lender or (2) each owner or encumbrancer of that real estate shall have executed and delivered to the Lender a writing pursuant to which the owner or encumbrancer, as the case may be, shall have, among other things, consented to the Lender’s security interest in that inventory and all proceeds and products thereof, and shall have granted the Lender (or one or more other individuals or entities selected by the Lender) the right to enter upon such real estate and remove all or any part of that property therefrom without liability except to pay for the repair of any physical damage to such real estate that is proximately caused by any such removal, (H) any inventory which is subject to any lease or other title retention contract, (I) any inventory which is subject to any mortgage, security interest, or other lien securing payment or performance of any obligation other than to the Lender, (J) any inventory which is described in any financing statement naming any individual or entity other than the Lender as the secured party of record, except for Permitted Liens, (K) any inventory which is advertising materials or supplies, (L) any inventory which is subject to any royalty, copyright, trademark, trade name, or licensing arrangement, or any law, rule, or regulation that could limit or impair the Lender’s ability to exercise its rights with respect to such inventory or (M) any inventory which has been purchased from any Affiliate to the extent the book value exceeds the original cost to such Affiliate. All determinations as to whether any inventory is Eligible Inventory shall be made by the Lender in its commercially reasonable discretion.

(iii)    For purposes of clause (i) above, the term “Eligible Accounts Receivable” means an account receivable (A) that is subject to a valid first-priority perfected security interest in favor of the Lender, (B) that is not unpaid more than 90 days from its due date, (C) that was billed in the ordinary course of business (provided, however, that failure to bill on specific dates as provided in customer terms and conditions or other instances where the actions are immaterially different from stated billing practices will not be deemed to be outside of the ordinary course of business), (D) that has resulted from the sale of goods or the performance of services by a Borrower without any further obligation on the part of that Borrower to service, repair, or maintain any such goods sold other than pursuant to any applicable warranty, (E) that has no conditions which must be satisfied before the applicable Borrower is entitled to receive payment of the account receivable (with any accounts receivable arising from COD sales, consignments or guaranteed sales being unacceptable), (F) where the debtor does not claim any defense to payment of the account receivable, whether well-founded or otherwise, (G) where there is no legitimate right of set-off, counterclaim, allowance, adjustment, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) and for which no defense or counterclaim has been asserted (but solely to the extent of such set-off, counterclaim, allowance, adjustment, defense or discount), (H) that represents a genuine obligation of the debtor for goods sold to and accepted by the debtor, or for services performed for and accepted by the debtor (with any credit balances that exist in favor of the debtor to be deducted from the account balance), (I) that represents retainage a Borrower would be entitled to receive under the applicable contract if such contract was canceled on the date of the determination of the CCR, (J) that does not include the amount of any finance or service charges payable by the debtor (with any finance or service charges that are included being deducted from the account balance), (K) that is owned by a Borrower free and clear of liens, except Permitted Liens, (L) where the applicable Borrower is not prohibited by applicable state laws from bringing an action to enforce the debtor’s obligation to pay the account receivable (with that Borrower having taken all appropriate actions to ensure access to the courts of the state where the account debtor is located, including, where necessary, the filing of a notice of business activities report or other similar filing with the applicable state agency or the qualification by that Borrower as a foreign entity authorized to transact business in such state), (M) where the debtor is not an employee or Affiliate of a Borrower, a member of the family of any employee or Affiliate of a Borrower, or an entity which has common management with a Borrower, (N) where the debtor obligated on the account has not suspended its business, made a general assignment for the benefit of creditors, or failed to pay debts generally as they come due, (O) where the account is not the obligation of a debtor who is in default on 20% or more of the accounts receivable upon which such debtor is obligated, (P) where the account does not arise from the sale of goods which remain in a Borrower’s possession or under a Borrower’s control, (Q) where the account is not evidenced by a promissory note or chattel paper, nor is the debtor obligated to a Borrower under any other obligation which is evidenced by a promissory note or chattel paper, (R) where the dollar amount of the accounts receivable which are the obligations of a single debtor does not exceed 20% of the accounts receivable of a Borrower (with the amount of any such excess to be excluded), (S) that did not arise from a sale of goods or services in which the performance of a Borrower or any of its subsidiaries has been bonded by an issued performance bond, (T) as to which management of a Borrower does not have knowledge that the debtor has claimed that such account receivable is subject to set-off, counterclaim, defense, allowance or adjustment (but solely to the extent of such set-off, counterclaim, defense, allowance or adjustment), (U) as to which management of a Borrower does not have actual knowledge that the account debtor is the subject of bankruptcy or insolvency proceedings, (V) that was not generated by either a debtor or a subsidiary of a Borrower that is not domiciled in the United States, subject to an allowance for up to $200,000 of such accounts to be included in Eligible Accounts Receivable, (W) the account debtor of which is not the United States of America or any state thereof or any agency or instrumentality or political subdivision thereof or of any state, (X) that has not been deemed ineligible by the Lender, in its commercially reasonable discretion, (Y) that is not an unbilled accounts receivable that consists of work or tasks that have been completed but has not yet been billed to the customer and (Z) that includes any amount which constitutes retainage. The term “Eligible Accounts Receivable” shall expressly (i) include accounts that are invoiced or billed on progress billing or similar basis including, without limitation, accounts which are billed incrementally on a basis of milestones achieved or percentage of work completed or services performed, so long as such accounts arise in the ordinary course of business and (ii) exclude costs and estimated earnings in excess of billing on contracts that are not yet completed.

(iv)    For purposes of clause (i) above, the “value of the existing equipment” shall initially be its net book value at Closing (the “Equipment Value”). Thereafter, the monthly value of the existing equipment shall be the Equipment Value, including monthly capital expenditures, less monthly depreciation as calculated in accordance with GAAP.

(v)    For purposes of clause (i) above, the “value of the Owned Property” shall initially be 0.75x its appraised value of $6.9 million at Closing (the “Owned Property Appraised Value”). Thereafter, the monthly value of the Owned Property shall be the current Owned Property Appraised Value less monthly depreciation as calculated in accordance with GAAP. Each Borrower acknowledges that (i) the Lender currently intends to re-appraise the value of the Owned Estate on an annual basis and (ii) each re-appraised value shall become the new Owned Property Appraised Value for purposes of the foregoing.

(vi)    Each Borrower acknowledges that the Lender currently intends to examine the Borrowers’ compliance with the Ratio Collateral requirements on an annual basis, although the Lender may, in its sole discretion, adjust the frequency of such examinations which, in any case, shall not exceed two (2) times in any 12-month period (not including any examinations made at a time when an Event of Default has occurred and is continuing). Such examinations shall be at the Borrowers’ expense; provided, however, that absent the continuation of an Event of Default under the Note, any examinations other than the annual examination shall be at the Lender’s expense. Each Borrower shall (A) fully cooperate with the Lender in connection with any examination of the Ratio Collateral, (B) permit the Lender, upon commercially reasonable notice and during regular business hours, to have such access to the books, records and premises as the Lender may reasonably require in connection with any such examination and (C) instruct and permit its customers and suppliers to provide such information to the Lender as the Lender may reasonably require in connection with any such examination (and each Borrower hereby consents to any inquiries that the Lender may make of such customers and suppliers in connection with any such examination).

(m)    Other Information. Until the Obligations have been paid in full, each Borrower shall promptly provide the Lender with any reports, management letters or other information that are created or received concerning material aspects of its and/or any subsidiary’s operations and financial affairs to the extent not otherwise provided to the Lender. Within seven (7) business days, a Borrower shall provide the Lender with such other information and financial data concerning itself or any subsidiary as the Lender may reasonably request, including, but not limited to, copies of the minutes of management meetings and any resolutions adopted by the managing body.

(n)    Payment of Administrative Fee. For each calendar quarter in which the Note is outstanding that commences after April 1, 2017, the Borrowers shall collectively pay to the Lender an aggregate administrative fee of $5,000.00. The quarterly payment shall be made at the same time as the last monthly interest payment that is due on the Note in that calendar quarter.

(o)    Acquisition of Subsidiaries. In the event that a Borrower intends to form or acquire any subsidiary at any time prior to the full payment of the Obligations, that Borrower shall promptly notify the Lender in writing of such pending formation or acquisition. Upon the Lender’s request, at the time of such formation or acquisition the Borrower shall (i) cause such subsidiary to execute a joinder agreement, pursuant to which it becomes a co-borrower under this Agreement and the Note, and an appropriate form of a Security Agreement and (ii) provide, or cause such subsidiary to provide, the Lender with such other agreements and documents as the Lender may reasonably request in connection therewith. In each case, the documentation to be provided pursuant to this paragraph shall be in a form reasonably acceptable to the Lender.

(p)    Acquisition of Real Property; Security Interests. Until the Obligations have been paid in full, a Borrower shall not acquire, nor shall a Borrower cause or allow any subsidiary to acquire, an ownership interest in any real property without the Lender’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. In the event that any acquisition of an ownership interest in real property is permitted by the Lender, concurrent with such acquisition the applicable Borrower shall, or shall cause its acquiring subsidiary to, (i) grant the Lender a first-priority security interest therein by means of a mortgage or deed of trust substantially similar to the Deed of Trust and (ii) enter into or provide such other documentation (including, but not limited to, an agreement substantially similar to the Environmental

Agreement, a title insurance policy or endorsement to the existing title insurance policy, and an appropriate amendment to the Deed of Trust to ensure cross-default with the new deed of trust) as the Lender may reasonably require.

(q)    Sale or Discount of Accounts Receivable. Until the Obligations have been paid in full, a Borrower shall not, nor shall any Borrower cause or allow any subsidiary to, discount or sell (with or without recourse) any of its accounts receivable, except in connection with the collection or enforcement thereof in the ordinary course of business.

(r)    Indemnification. Upon demand, each Borrower shall indemnify the Lender and its Affiliates with respect to, and defend and hold the Lender and its Affiliates harmless against, any loss, damage, liability, cost or expense (including, but not limited to, reasonable attorney’s fees and costs of investigation) arising out of or in connection with any claim or cause of action that is brought or threatened in writing against the Lender and/or its Affiliates by any individual or entity (other than a Borrower) as a result of the Lender entering into this Agreement or any of the other Closing Documents and/or performing its obligations hereunder or thereunder, except to the extent such loss, damage, liability, cost or expense arises out of, has resulted from or is in connection with (i) the gross negligence or willful misconduct of the Lender or its Affiliates or (ii) any breach by the Lender of this Agreement or any of the other Closing Documents. The obligations in this paragraph shall survive the termination of this Agreement and the payment of the Note.

(s)    Inspection of Property. Until the Obligations have been paid in full, each Borrower shall permit any representative designated by the Lender, upon reasonable notice and during normal business hours, to (i) visit and inspect any of the properties of that Borrower or any subsidiary thereof, (ii) examine the financial records of that Borrower or any subsidiary thereof and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of that Borrower or any subsidiary thereof with its management, key employees and independent accountants. The applicable Borrower shall reimburse the Lender for all commercially reasonable costs and expenses incurred by it in connection with one inspection per year plus any other inspections that are made during the year when an Event of Default has occurred and is continuing, with the Lender to bear the costs and expenses of any additional inspections.

(t)     Unfunded Liabilities - ERISA. Until the Obligations have been paid in full, a Borrower shall not incur any liability or tax under Section 4971 of the Internal Revenue Code of 1986, as amended (the “Code”) in respect of an accumulated funding deficiency (or obtain any waiver under Section 412(d) of the Code or Section 303 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or incur any material liability to the Pension Benefit Guaranty Corporation in connection with any employee benefit plan. A Borrower shall not cause or allow, or permit any subsidiary to cause or allow, any Reportable Event (as defined in Title IV of ERISA) to occur or continue with respect to any employee benefit plan.

(u)    Affiliate Transactions. Until the Obligations have been paid in full, no Borrower shall (i) enter into any transaction(s) with any Affiliate other than (A) transactions between or among Borrowers, (B) loans or advances to employees, officers, managers, members, shareholders, directors or agents that are permitted under Section 4(aa) hereof, (C) customary director, officer and employee compensation and severance (including bonuses) and other benefits (including retirement, health, stock options and other benefit plans) in the ordinary course of business, (D) Distributions permitted under Section 4(k) hereof, (E) transactions permitted under Section 4(jj) hereof, and (F) transactions which would not, individually or in the aggregate, exceed $10,000 in any fiscal year, except on terms consistent with market rates in effect at the time, (ii) increase the salary or consideration payable to any Affiliate from that paid on the Closing Date unless (A) the Affiliate is entitled to such increase pursuant to a written agreement that was in effect on the Closing Date or (B) such increase was specified in a Budget, or (iii) cause or allow any subsidiary to take any of the foregoing actions.

(v)    Insurance. Until the Obligations have been paid in full, each Borrower shall at all times (i) keep its business and assets, and the business and assets of any subsidiary, insured against such liabilities, losses and damage as are customarily and ordinarily insured against by owners of similar businesses in its geographic region through such insurers, and on such terms of coverage, as are reasonably acceptable to the Lender and (ii) cause its insurance policies and those of any subsidiaries to name the Lender as an additional insured or beneficiary thereunder (or include a lender loss contract endorsement payable in favor of the Lender) and provide that such policies may not be canceled without at least thirty (30) days prior notice to the Lender. Such insurance coverage shall at all times include (i) business interruption insurance (after the deadline specified in Section 4(kk) below), (ii) general liability insurance of at least $2.0 million, with a $10.0 million umbrella policy, and (iii) property and casualty insurance in an amount at least equal to the Owned Property Appraised Value. Until the Obligations have been paid in full, upon the Lender’s reasonable request, a Borrower shall promptly provide the Lender with (i) a certificate of insurance evidencing the effectiveness of each type of insurance required to be maintained pursuant to this paragraph and (ii) a copy of each applicable insurance policy.

(w)    Notice of Material Adverse Effect. Until the Obligations have been paid in full, AETI shall promptly notify the Lender in writing of the occurrence of a Material Adverse Effect.

(x)    Licenses and Governmental Compliance. Until the Obligations have been paid in full, each Borrower’s business, and those of its subsidiaries, and its Owned Property and/or Leased Property shall at all times be operated in compliance with all applicable laws, ordinances and regulations of all applicable Governmental Authorities, except for possible violations which alone or in the aggregate would not reasonably be expected to have a Material Adverse Effect. Until the Obligations have been paid in full, each Borrower and each of its subsidiaries shall hold all licenses and permits from such Governmental Authorities as are necessary or appropriate for the operation of their businesses, the Owned Property and/or any Leased Property, except for those which alone or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(y)    UCC Terminations. As soon as reasonably practicable after the Closing, the applicable Borrower shall use reasonable commercial efforts to obtain or file UCC-3 terminations with respect to such liens as are listed on the attached Schedule 4(y). The Lender shall be provided with a copy of each termination showing the filing date. If any creditor that has been paid with proceeds of the Purchase Price shall fail to provide the appropriate UCC-3 termination within thirty (30) days after written request by the applicable Borrower, within three (3) days after the end of such thirty (30) day period the applicable Borrower shall itself file the appropriate UCC-3 termination as permitted by law and provide the Lender with a copy of such termination showing the filing date.

(z)    Disaster Recovery; Business Continuity. Until the Obligations have been paid in full, each Borrower, and each of its subsidiaries, shall maintain (i) a data backup plan established and implemented to create and maintain retrievable exact copies of material business information, (ii) a disaster recovery plan to restore any loss of material business information, (iii) an emergency mode of operation plan established to enable continuation of critical business processes and the protection of material business information while operating in emergency mode and (iv) procedures that periodically (but in any event not less than once every six months) test and revise the foregoing plans’ procedures.

(aa)    Investments. Until the Obligations have been paid in full, a Borrower shall not make, or cause or allow any subsidiary to make, any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any equity interest, bonds, notes, debentures or other debt securities of, or purchase any assets constituting an ongoing business from, or make any other similar type of investment in, any individual or entity (all of the foregoing being “Investments”), except (i) extensions of trade credit and the like in the ordinary course of business and deposits made in the ordinary course of business, (ii) Investments in cash and cash equivalents reasonably acceptable to the Lender, (iii) Investments arising in connection with the incurrence of debt permitted by the terms of this Agreement, (iv) loans and advances to employees of a Borrower in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $10,000 at any one time outstanding, (v) Investments existing on the Closing Date and listed on the attached Schedule 4(aa), (vi) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business, (vii) advances, loans or extensions of credit by a Borrower to its directors, officers, shareholders, managers, members, employees or agents that relate to indemnification or reimbursement of such persons in respect of liabilities relating to their service in such capacities, (viii) advances, loans or extensions of credit by a Borrower to its customers in the ordinary course of business and consistent with past practice, (ix) Investments in any subsidiary, but only if that Borrower has complied with paragraph (o) above with respect to that subsidiary, (x) Investments permitted under Section 4(jj) hereof, and (xi) the purchase of inventory or equipment in the ordinary course of business..

(bb)    Reserved.

(cc)    Deposit Account Control Agreements and Related Agreements.

(i)    Within twenty-one (21) days after the Closing Date, the applicable Borrower shall execute and deliver to the Lender a deposit account control agreement (a “DACA”), in a form mutually agreeable to that Borrower and the Lender, with respect to the account(s) of that Borrower listed on the attached Schedule 4(cc) (the “Deposit Account(s)”), with such Deposit Account(s) and the disbursement of those funds to be controlled by that Borrower until the occurrence of a specified default, during which disbursements shall be instead be controlled as provided in the DACA.

(ii)    Until the Obligations have been paid in full, (A) each Borrower shall cause all payments it receives as a result of the operation of its business(es) (collectively, the “Payments”) to be deposited into its Deposit Account(s), (B) a Borrower shall not close its Deposit Account(s) unless any remaining funds therein are placed into another Deposit Account(s) which that Borrower has given the Lender notice thereof and which is covered by a DACA in a form mutually agreeable to that Borrower and the Lender, (C) a Borrower shall not open any Deposit Account(s) unless that Borrower has given the Lender notice thereof and that new account is covered by a DACA in a form mutually agreeable to that Borrower and the Lender and (D) a Borrower shall not take or omit to take, or instruct or authorize any other individual or entity to take or omit to take, any action which could be reasonably foreseen to divert Payments from its Deposit Account(s) or otherwise diminish the intended benefits to the Lender of the applicable DACA or any other existing DACA. Until the Obligations have been paid in full, in the event that a DACA is terminated, the funds in the Deposit Account(s) covered by that DACA shall be deposited in new Deposit Account(s) selected by the applicable Borrower and covered by a new DACA; provided, however, that (A) if a new DACA is not then in place, such funds shall instead be directed to a bank account specified by the Lender on commercially reasonable terms (and in which the Lender has a first priority lien) until such time as a new DACA is entered into (at which time the funds shall be directed to the Deposit Account(s) selected by the applicable Borrower and covered by such new DACA) and (B) this sentence shall not, nor shall it be interpreted to, limit the rights of the Lender, if an Event of Default under the Note then exists, to exercise its rights with respect to the funds in any Deposit Account(s).

(iii)    In addition to the applicable DACA, at the Lender’s request during the continuance of an Event of Default under the Note, each Borrower designated by the Lender shall enter into, and/or cause one or more of its subsidiaries (except for M&I Brazil) to enter into, commercially reasonable lockbox agreements and/or additional deposit account control agreements with (A) the Lender and that Borrower’s or the applicable subsidiary’s bank(s) with respect to its bank account(s) and/or (B) the Lender and individuals or entities making payments to that Borrower or the applicable subsidiary with respect to the deposit of those payments. Each applicable Borrower shall cooperate with the Lender to implement such lockbox agreements and/or additional deposit account control agreements within ten (10) business days after written notice from the Lender.

(dd)    Survey and Flood Risk. Until the Obligations have been paid in full, upon written notice to AETI the Lender may require that it receive, at AETI’s expense, a current boundary survey of the Owned Property made by a registered land surveyor certified to the Lender (and the Title Company, if appropriate), showing the boundaries of the Owned Property, as well as such additional information which may be reasonably requested or required by the Lender (collectively, the “Survey”). The Survey shall be in a form approved by the Lender (which approval shall not be unreasonably withheld, conditioned or delayed), and shall indicate whether the buildings on the Owned Property are situated within a flood hazard zone as designated by the Federal Emergency Management Agency. The Survey shall be delivered to the Lender within thirty (30) days after AETI’s receipt of the above written notice. If any part of the buildings on the Owned Property are shown by the Survey to be located in a flood hazard zone, and a flood would negatively impact the value of the buildings on the Owned Property, AETI shall promptly deliver to the Lender a policy of flood insurance naming the Lender as mortgagee, in such amount as the Lender may reasonably require.

(ee)    Liens on Motor Vehicles. Until the Obligations have been paid in full, upon the Lender’s reasonable request, each Borrower shall as promptly as is commercially reasonable (i) cause a lien on each of its motor vehicles that has no existing lien against it to be recorded with the appropriate state bureau or department of motor vehicles in such manner as is appropriate to perfect the Lender’s first-priority security interest therein under applicable law and (ii) cause title documentation for those motor vehicles showing such lien to be delivered to the Lender.

(ff)    Landlord Subordinations. Within thirty (30) days after the Closing Date, each Borrower that is party to a Lease shall use commercially reasonable efforts to obtain a subordination agreement from the landlord for that Lease, pursuant to which the landlord shall subordinate its landlord’s liens (whether established pursuant to the terms of the lease agreement or implied by law) to the Lender’s rights under the Note and the appropriate Security Agreement, such subordination to be in a form reasonably acceptable to the Lender.

(gg)    Payment of Exit Fee. At such time as the principal amount of the Note is (i) paid in full (whether on its stated maturity date or otherwise), (ii) paid in part for the first time (excluding any amortization payment required under any provision of the Note) or (iii) amended for the first time in any way, the Borrowers shall pay, jointly and severally, to the Lender, in immediately available funds in United States Dollars, a non-refundable exit fee in an amount equal to $52,500.00; provided, however, that such amount shall be payable no more than once at any time while the Obligations remain outstanding. The obligation in this paragraph shall survive the termination of this Agreement and the payment of the Note and shall be in addition to any other fees that may be payable upon a repayment or amendment of the Note.

(hh)    Restrictions on Sale and Pledge. Any provision of this Agreement to the contrary notwithstanding, until the Obligations have been paid in full, without the prior written consent of the Lender, no Borrower shall (i) take any action that would cause all or any portion of its equity interest in any entity (including M&I Brazil, BOMAY and MIEFE) to be transferred (except to another Borrower), or pledged as security (or otherwise act as collateral) for the performance of any obligation, or (ii) cause or allow any subsidiary to take any of the foregoing actions.

(ii)    No Changes to the Preferred Stock Letter. Until the Obligations have been paid in full, AETI shall not take, or knowingly cause or allow any individual or entity to take, any action that could reasonably be expected to diminish the intended benefits to the Lender of the Preferred Stock Letter, including any amendments thereto or rescission thereof.

(jj)    Restrictions on Funding to BOMAY, M&I Brazil and MIEFE. Any provision of this Agreement to the contrary notwithstanding, until the Obligations have been paid in full, the following shall apply:

(i)    Investments in BOMAY and MIEFE shall be permitted only if approved in advance in writing by the Lender.

(ii)     Annual funding of up to $100,000.00 to M&I Brazil shall be permitted, so long as no Event of Default under the Note is continuing or would result therefrom (with the amount of any such funding to count against the Annual CapEx Limit). In addition, up to $500,000.00 of additional debt by M&I Brazil shall be permitted if (i) such debt is non-recourse as to BOMAY, MIEFE, any Borrower, and any subsidiary of any Borrower (other than M&I Brazil) and (ii) such debt is at all times fully backed by an irrevocable letter of credit from a bank reasonably acceptable to the Lender. Any agreements with respect to the foregoing shall be in a form reasonably acceptable to the Lender. No other Investments in M&I Brazil shall be permitted unless approved in writing in advance by the Lender.

(kk)    Evidence of Business Interruption Insurance. Within thirty (30) days after the Closing Date, the Borrowers shall deliver to the Lender evidence (in a form reasonably acceptable to the Lender) that business interruption insurance reasonably acceptable to the Lender is in effect.

5.    Transfers and Related Matters. If the Lender desires to transfer the Note prior to registration under the 1933 Act and applicable state securities laws and (i) provides the Borrowers with an opinion by counsel reasonably satisfactory to the Borrowers and in form, scope and substance reasonably acceptable to the Borrowers, to the effect that the Note may be transferred pursuant to an exemption from registration under the 1933 Act and applicable state securities laws or (ii) the transfer will be to an Affiliate of the Lender which is an accredited investor or (iii) the transfer will be in compliance with Rule 144 promulgated under the 1933 Act, or any replacement thereof, then, in each instance, the Borrowers shall permit such transfer.

6.    Conditions to the Borrowers’ Obligations. The obligations of the Borrowers to jointly sell the Note to the Lender are subject to the satisfaction, at or before the Closing, of each of the following conditions; provided, however, that these conditions are for the Borrowers’ joint benefit and may be waived in writing by the Borrowers any time in their sole discretion:

(a)    Execution and Delivery of Documents. The Lender shall have (i) executed each of the Closing Documents to the extent required thereby and (ii) delivered such documents or signature pages thereof (electronically or as otherwise provided in the Escrow Agreement or required by the Title Company) to the Escrow Agent and/or the Title Company, as the case may be.

(b)    Delivery of the Net Purchase Price. AETI shall have received the net Purchase Price pursuant to the Disbursement Instructions by wire transfer of immediately available funds.

(c)    Accuracy and Performance. The representations and warranties of the Lender herein shall be true and correct in all material respects as of the date made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Lender shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Lender at or prior to the Closing.

(d)    No Restrictions or Prohibitions. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered or issued by any court or Governmental Authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which restricts or prohibits the consummation of any of the transactions contemplated herein.

7.    Conditions to the Lender’s Obligations. The obligations of the Lender to purchase the Note are subject to the satisfaction, at or before the Closing, of each of the following conditions; provided, however, that these conditions are for the sole benefit of the Lender and may be waived in writing by the Lender at any time in its sole discretion:

(a)    No Material Adverse Effect; Payments. There shall have been no Material Adverse Effect, and the Borrowers shall have made all payments required by Section 4(b) above.

(b)    Execution and Delivery of Documents. The Borrowers and each other individual or entity (other than the Lender and the Title Company) who is required to execute the Closing Documents shall have (i) executed each of the Closing Documents to the extent required thereby and (ii) delivered such documents or signature pages thereof (electronically or as otherwise provided in the Escrow Agreement or required by the Title Company), to the Escrow Agent and/or the Title Company, as the case may be.

(c)    Issuance of the Note. The Borrowers shall have jointly issued the Note to the Lender and the original Note, duly executed by each Borrower, shall have been delivered to the Escrow Agent via overnight delivery or as otherwise provided in the Escrow Agreement.

(d)    Accuracy and Performance. The representations and warranties of the Borrowers herein shall be true and correct in all material respects as of the date made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and each Borrower shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing, including obtaining all consents and approvals required for it to enter into and consummate the Closing Documents.

(e)    No Restrictions or Prohibitions. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, or issued by any court or Governmental Authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which restricts or prohibits the consummation of any of the transactions contemplated herein.

(f)    Evidence of Insurance. The Borrowers shall have delivered to the Lender evidence (in a form reasonably acceptable to the Lender) that all of the insurance required by this Agreement and any of the other Closing Documents (other than the business interruption insurance) in effect.

(g)    Legal Opinion. The Borrowers shall cause their legal counsel to provide an opinion reasonably satisfactory to the Lender with respect to such matters as the Lender may reasonably designate.

(h)    Repayment of the Existing Debt. On or before the Closing, the Lender shall have received confirmation (in the form of a signed payoff letter satisfactory to the Lender, in its sole and absolute discretion) as to the amount required for the full satisfaction of the Existing Debt and, at the Closing, the Existing Debt shall be paid in full pursuant to the Disbursement Instructions.

(i)    Commitment as to the Title Policy. On or before the Closing, the Title Company shall have provided a mortgagee’s policy of title insurance in the form promulgated by the Texas Department of Insurance in the amount of not less than $6,900,000.00 with respect to the Deed of Trust (the “Title Policy”) to the Lender in such form and with such endorsements as the Lender shall approve, in the Lender’s sole and absolute discretion.

(j)    Preferred Stock Letter. On or before the Closing, AETI and Crenshaw shall execute a Preferred Stock Side Letter (the “Preferred Stock Letter”) on terms acceptable to the Lender, pursuant to which temporary restrictions shall be placed on Crenshaw’s rights as a holder of the Preferred Stock (as such rights are specified in AETI”s Articles of Amendment of Articles of Restatement of Articles of Incorporation).

(k)    Other Documents. The Lender shall have received such other documents, instruments or agreements as it reasonably believes are necessary or appropriate for the consummation of the transactions contemplated hereby.

8.    Governing Law; Miscellaneous Provisions.

(a)    Governing Law; Service; Judgment Conclusive. This Agreement shall be governed by and interpreted in accordance with the laws of California, without regard to the principles of conflict of laws. Service of process in any civil action relating to or arising out of this Agreement (including all Exhibits and Schedules and any amendments hereto or thereto) or the transactions contemplated herein may be accomplished in any manner provided by law. The parties hereto agree that a final, non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

(b)    Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and signature pages from such counterparts have been delivered to the Escrow Agent and/or the Title Company, as the case may be. Executed counterparts may be received in original, facsimile, or portable document format by e-mail transmission.

(c)    Headings; Interpretation. The headings of this Agreement are for convenience of reference and shall not form a part of, or affect the interpretation of, this Agreement. As used herein, unless the context clearly requires otherwise, the words “herein,” “hereunder” and “hereby” shall refer to the entire Agreement and not just to the Section, paragraph or clause in which such word appears. If any date specified herein falls upon a Saturday, Sunday or legal holiday in California, the date shall be construed to mean the next business day following such Saturday, Sunday or legal holiday. For purposes of this Agreement, a “business day” is any day other than a Saturday, Sunday or legal holiday in California. Each party intends that this Agreement be deemed and construed to have been jointly prepared by the parties. As a result, the parties agree that any uncertainty or ambiguity existing herein shall not be interpreted against any of them.

(d)    Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)    Entire Agreement; Amendments; Waivers. This Agreement and the documents referenced herein (which are incorporated herein by reference) contain the entire understanding of the parties with respect to the subject matter covered herein and therein and supersede all prior agreements, negotiations and understandings, written or oral, with respect to such subject matter.

Except as specifically set forth herein, no Borrower nor the Lender makes any representation, warranty, covenant or undertaking with respect to such subject matter. No provision of this Agreement shall be waived or amended other than by an instrument in writing signed by the Borrowers and the Lender. No delay or omission of a party hereto in exercising any right or remedy hereunder shall constitute a waiver of such right or remedy, and no waiver as to any obligation shall operate as a continuing waiver or as a waiver of any subsequent breach.

(f)    Notices. Any notices required or permitted to be given under the terms of this Agreement shall be in writing and sent by United States Mail or delivered personally or by overnight courier or via facsimile or e-mail (if via facsimile or e-mail, to be followed within one (1) business day by an original of the notice document via overnight courier) and shall be effective (i) five (5) days after being placed in the mail, if sent by registered mail, return receipt requested, (ii) upon receipt, if delivered personally, (iii) upon delivery by facsimile or e-mail (if received between 8:00 a.m. and 5:00 p.m. California time on a business day; otherwise, delivery shall be considered effective on the following business day) or (iv) one (1) business day after delivery to a courier service for overnight delivery, in each case properly addressed to the party to receive the same. The addresses for such communications shall be as follows:

If to the Borrowers        c/o American Electric Technologies, Inc.

4775 South Martin Luther King, Jr. Parkway

Beaumont, Texas 77706

Attention: William Brod

Telephone: (800) 627-4582; (409) 838-0441

Facsimile: (409) 838-1066

E-mail:    Bbrod@mielectric.com

If to the Lender:        HD Special-Situations III, LP

One Maritime Plaza, Suite 825

San Francisco, California 94111

Attention: Todd Blankfort

Telephone: (415) 277-2293

Facsimile: (415) 236-6023

E-mail: todd@hdcap.com

Each party shall promptly provide written notice to the other of any change in address.

(g)    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that (i) no Borrower shall assign this Agreement or any of its rights or obligations hereunder without the Lender’s prior written consent and (ii) the Lender may assign any or all of its rights and obligations hereunder to any individual or entity to whom the Lender assigns or transfers the Note in accordance with the provisions hereof; provided, however, that the Lender provides the Borrowers with at least thirty (30) days prior written notice and such transferee agrees in writing to be bound, with respect to the Note, by the provisions hereof that apply to the “Lender.” Notwithstanding anything herein to the contrary, upon at least thirty (30) days prior written notice to the Borrowers the Lender may pledge all or any part of the Note as collateral for a bona fide loan pursuant to a security agreement with a third party lender which is an accredited investor, and such pledge shall not be considered a transfer in violation of this Agreement so long as it is made in compliance with all applicable laws, it being acknowledged that such third party lender shall be entitled to assume the rights and be bound by the obligations of the Lender as provided in the Closing Documents. In the event that the Lender (i) sells, assigns or transfers the Note in accordance with the provisions hereof or (ii) pledges all or any part of the Note as collateral for a bona fide loan, in each case the Lender shall provide the Borrowers with written notice of such sale, assignment, transfer and/or pledge as provided herein together with written instructions as to any change in the delivery of all future payments (if applicable).

(h)    No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other individual or entity.

(i)    Survival. The representations, warranties and agreements of the Borrowers and the Lender contained herein shall survive the Closing.

(j)    Publicity. The Borrowers and the Lender shall have the right to review and approve (such approval not to be unreasonably withheld, conditioned or delayed), before issuance by the other, any press releases or other public statements with respect to the transactions contemplated hereby, including a “tombstone” describing the financing provided pursuant to this Agreement.

(k)    Further Assurance. Each party shall do and perform, or cause to be done and performed, at its expense (subject to Section 4(b) above), all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as another party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(l)    Remedies. No provision of this Agreement providing for any specific remedy to a party shall be construed to limit such party to that specific remedy, and any other remedy that would otherwise be available to such party at law or in equity shall also be available. The parties also intend that the rights and remedies hereunder be cumulative, so that exercise of any one or more of such rights or remedies shall not preclude the later or concurrent exercise of any other rights or remedies.

(m)    Acknowledgment Regarding the Lender’s Purchase. Each Borrower acknowledges that the Lender is not acting as a financial advisor to, or fiduciary of, any of the Borrowers (or in any similar capacity) with respect to this Agreement or any of the transactions contemplated hereby. This Agreement and the transactions contemplated hereby, and the relationship between the Lender and the Borrowers, is and will be considered “arms-length” notwithstanding any other or prior agreement or nexus between the Lender and any Borrower, whether or not disclosed. Other than the representations and warranties set forth in Section 2 hereof, any statements made by the Lender or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby are not to be construed as advice or a recommendation, are merely incidental to the Lender’s purchase of the Note, and have not been relied upon in any way by any Borrower or its management. Each Borrower’s decision to enter into this Agreement and the transactions contemplated hereby has been based solely upon an independent evaluation by that Borrower and its management.

(n)    Attorney’s Fees. If a party to this Agreement shall bring any action for relief against another party arising out of or in connection with this Agreement, in addition to all other remedies to which the prevailing party may be entitled, the losing party shall be required to pay to the prevailing party a reasonable sum for attorney’s fees and costs incurred in bringing or defending such action and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney’s fees and costs incurred in enforcing such judgment. For the purposes of this paragraph, attorney’s fees shall include, without limitation, fees incurred with respect to the following: (i) post-judgment motions, (ii) contempt proceedings, (iii) garnishment, levy and debtor and third party examinations, (iv) discovery, (v) bankruptcy litigation and (vi) any appellate proceedings.

(o)    Waiver of Jury Trial. THE PARTIES EACH WAIVE, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.

IN WITNESS WHEREOF, the Borrowers and the Lender have caused this Agreement to be duly executed by their respective authorized persons on the date first written above.

The Borrowers:

AMERICAN ELECTRIC TECHNOLOGIES, INC.

By:	/s/ Charles Dauber
Charles Dauber, President

By:	/s/ William Brod
William Brod, Chief Financial Officer

M&I ELECTRIC INDUSTRIES, INC.

By:	/s/ Charles Dauber
Charles Dauber, President

By:	/s/ William Brod
William Brod, Chief Financial Officer

SOUTH COAST ELECTRIC SYSTEMS, LLC

By:	/s/ Charles Dauber
Charles Dauber, President

By:	/s/ William Brod
William Brod, Chief Financial Officer

The Lender: HD SPECIAL-SITUATIONS III, LP

By:	Hunting Dog Capital III, LLC
Its:	General Partner

By:	/s/ Todd Blankfort
Todd Blankfort, Managing Member

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Senior Secured Term Note
Exhibit B-1	Security Agreement (AETI)
Exhibit B-2	Security Agreement (M&I)
Exhibit B-3	Security Agreement (SCES)
Exhibit C	Deed of Trust, Security Agreement and Assignment of Leases and Rents
Exhibit D	Environmental Indemnity Agreement
Exhibit E	Disbursement Instructions
Exhibit F	Escrow Agreement

Schedule 3(c)

Schedule 3(e)

Schedule 3(f)

Schedule 3(h)

Schedule 3(j)

Schedule 3(k))

Schedule 3(o)

Schedule 3(p)

Schedule 3(s)

Schedule 4(d)

Schedule 4(g)

Schedule 4(y)

Schedule 4(aa)

Schedule 4(cc)

SCHEDULE 3(c)

Outstanding Debt

None.

SCHEDULE 3(e)

Consents

None.

SCHEDULE 3(f)

Liabilities

None.

SCHEDULE 3(h)

Litigation

None.

SCHEDULE 3(j)

Broker Agreements

That certain letter agreement between AETI and Jane Capital LLC dated as of December 31, 2016.

SCHEDULE 3(k)

Leased Properties

1250 Wood Branch Park Dr., Houston, TX 77079

1103 Barataria Avenue, Houma, LA 70360

Liens, Claims, Restrictions and Other Encumbrances

M&I currently has two outstanding standby letters of credit issued by Frost Bank for the benefit of The Bank of Nova Scotia, Hong Kong. SBLC No. 27643-S (dated 12/17/15) is in the amount of $167,768.00 and SBLC No. 27644-S (dated 12/17/15) is in the amount of $1,080,280.65. They are both cash collateralized.

SCHEDULE 3(o)

Licenses and Governmental Compliance

None.

SCHEDULE 3(p)

Material Contracts

None.

SCHEDULE 3(s)

Industry Certifications

ISO 9001

SCHEDULE 4(d)

Existing Indebtedness

All of the Obligations as defined in, and arising under, that certain Loan Agreement dated as of December 29, 2015, between AETI and Frost Bank, as amended by that certain First Amendment to Loan Agreement dated as of June 24, 2016, and as further amended from time to time, including by not limited to the indebtedness evidenced by (i) that certain Revolving (Declining) Promissory Note in the principal amount of $4,500,000 dated as of June 24, 2016, executed by AETI and payable to Frost Bank and (ii) that certain Revolving Promissory Note in the principal amount of $4,000,000 dated as of June 24, 2016, executed by AETI and payable to Frost Bank.

SCHEDULE 4(g)

	Minimum
Month	Maximum 3-Month	3-Month	Revenue	DSCR Debt/EBITDA	EBITDA CCR		Cash
Feb -17	N/A	N/A	N/A	N/A	N/A		N/A
March -17	N/A	N/A	$500,000	N/A	N/A		N/A
April-17	$9,616,128	($429,771)	$500,000	N/A	1.75	x	N/A

May-17	$11,601,071	$571,605	$500,000	N/A	1.75	x	N/A
June-17	$11,954,622	$726,094	$500,000	N/A	1.75	x	N/A
July-17	$11,954,622	$726,462	$500,000	N/A	1.75	x	N/A

August-17	$11,804,622	$673,629	$500,000	N/A	1.75	x	N/A
Sept-17	$11,954,622	$727,197	$500,000	N/A	1.75	x	N/A
Oct-17	$12,104,622	$768,876	$500,000	N/A	1.90	x	N/A

Nov-17	$12,149,622	$773,315	$500,000	N/A		1.90	x	N/A
Dec-17	$12,029,623	$719,236	$500,000	1.5	x	1.90	x	3.5x-18
Jan	$12,913,928	$745,276	$500,000	1.5	x	1.90	x	3.5x-18
Feb	$13,940,732	$821,856	$500,000	1.5	x	1.90	x	3.5	x

March -18	$15,057,535	$930,356	$500,000	1.5	x	1.90	x	3.5	x
April-18	$15,320,035	$973,700	$500,000	1.5	x	2.05	x	3.5	x
May-18	$15,545,035	$1,003,745	$500,000	1.5	x	2.05	x	3.5	x
June-18	$15,695,035	$1,007,189	$500,000	1.5	x	2.05	x	3.5	x

July-18	$15,770,035	$1,012,704	$500,000	1.5	x	2.05	x	3.5	x
August-18	$15,882,535	$1,031,518	$500,000	1.5	x	2.05	x	3.5	x
Sept-18	$16,032,535	$1,063,633	$500,000	1.5	x	2.05	x	3.5	x

Oct-18	$16,182,535	$1,091,697	$500,000	1.5	x	2.25	x	3.5	x
Nov-18	$16,370,035	$1,133,062	$500,000	1.5	x	2.25	x	3.5	x
Dec-18	$16,445,035	$1,134,526	$500,000	1.5	x	2.25	x	3.5	x

SCHEDULE 4(y)

Liens

1.     UCC-1 Financing Statement #201606137245 filed with the Florida Secretary of State on 1/04/2016, with AETI, as Debtor, and Frost Bank, as Secured Party.

2.    UCC-1 Financing Statement #15-0041117454 filed with the Texas Secretary of State on 12/30/2015, with M&I, as Debtor, and Frost Bank, as Secured Party.

3.     UCC-1 Financing Statement #15-0041117838 filed with the Texas Secretary of State on 12/30/2015, with M&I, as Debtor, and Frost Bank, as Secured Party.

4.     UCC-1 Financing Statement #2015041727 filed in the Real Property Records of Jefferson County, Texas on 12/29/2015, with M&I, as Debtor, and Frost Bank, as Secured Party.

SCHEDULE 4(aa)

Investments

Those certain promissory notes in the aggregate principal amount of US$1,572,535.94 dated from 8/4/14 to 8/23/16 executed by M&I Brazil and payable to M&I Electric, Inc. as follows:

Date	Sent to	USD	Description
8/23/2016	M&I Electric Brazil	$58,100.00	Parent company loan for equipment purchase 2016
6/11/2015	M&I Electric Brazil	$33,000.00	Parent company loan 16 for June 2015
6/4/2015	M&I Electric Brazil	$25,000.00	Parent company loan 15 for June 2015
3/5/2015	M&I Electric Brazil	$100,000.00	Parent company loan 14 for March 2015
1/8/2015	M&I Electric Brazil	$100,000.00	Parent company loan 13 for January 2015
8/4/2014	M&I Electric Brazil	$18,681.99	Capital funding for M&I Electric Brazil (20%) - AETI
12/18/2014	M&I Electric Brazil	$100,000.00	Parent company loan 12 for December PR
12/11/2014	M&I Electric Brazil	$100,000.00	Parent company loan 11 for December working capital
12/2/2014	M&I Electric Brazil	$120,000.00	Parent company loan 10 for December working capital
11/17/2014	M&I Electric Brazil	$50,000.00	Parent company loan 9 for November working capital
11/3/2014	M&I Electric Brazil	$100,000.00	Parent company loan 8 for November working capital
10/13/2014	M&I Electric Brazil	$50,000.00	Parent company loan 7 for automobiles

10/2/2014	M&I Electric Brazil	$150,000.00	Parent company loan 6
9/24/2014	M&I Electric Brazil	$50,000.00	Parent company loan 5
9/15/2014	M&I Electric Brazil	$150,000.00	Parent company loan 4
8/26/2014	M&I Electric Brazil	$150,000.00	Parent company loan 3
8/20/2014	M&I Electric Brazil	$125,000.00	Parent company loan 2
8/13/2014	M&I Electric Brazil	$18,304.01	Parent company funding for M&I Electric Brazil Loan1
8/4/2014	M&I Electric Brazil	$74,449.94	Capital funding for M&I Electric Brazil (80%)

		$1,572,535.94

SCHEDULE 4(cc)

Deposit Accounts

Depository Bank – Frost Bank

Account Name	Account Number
M&I Electric Industries, Inc-OPERATING	150032573
M&I Electric Industries, Inc-CONTROL DISBMT	150032581
M&I Electric Industries, Inc-PAYROLL	150032603
M&I Electric Industries, Inc-GROUP ACCOUNT	150032565
M&I Electric Industries, Inc-TAX ACCOUNT	150032743
American Electric Technologies, Inc-DEPOSIT	150032727
American Electric Technologies, Inc-DISBMT	150032735	]

Depository Bank - JPMorgan Chase Bank

Account Name	Account Number
M&I Electric Operating	9790103292